Exhibit 10.2
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is entered into as of this 16th day of August, 2010, to be effective as of September 1, 2010, between Penson Worldwide, Inc. (“Company”) and Holland Consulting, LLC, a Texas limited liability company (“Consultant”).
RECITALS:
     Whereas, the Company desires to engage Consultant in accordance with the terms of this Agreement and the Consultant desires to be engaged to perform consulting services.
AGREEMENT:
     The parties hereto agree as follows:
     1. Term. The term of this Agreement (the “Term”) shall begin September 1, 2010 and end on December 31, 2012, unless (a) terminated prior to such date pursuant to the terms hereof or (b) extended by mutual written agreement between Company and Consultant.
     2. Services. During the Term, the Consultant agrees to perform the following services for Company all of which shall be performed solely by Daniel P. Son to the reasonable satisfaction of the Company and/or its affiliates (collectively “Penson Group”) in compliance with applicable law and regulations applicable to Consultant and/or members of the Penson Group (provided that Daniel P. Son shall not provide services for Consultant to the Company that exceed 20% of the time he previously worked for the Company as an employee on the basis of a 40 hour standard week):
          (a) Attend meetings at the offices of the Penson Group at such times mutually agreed to by Consultant and Company; provided that Consultant is given reasonable prior notice of the time and place of each such meeting; and
          (b) Be available to the senior management of the Penson Group for telephone consultation, as needed, at reasonable times during normal work days.
     3. Consideration and Compensation.
          (a) Periodic Payments. For Consultant’s services hereunder, Consultant shall receive $14,584 per month from the Company paid and payable during the Term on a semi-monthly basis. Consultant will be paid as an independent contractor and will receive a Form 1099 (or other form required by the Internal Revenue Service) relating to the compensation paid to Consultant pursuant hereto. No amounts will be withheld from payments made to Consultant for employment or similar taxes unless required in accordance with applicable laws and regulations as reasonably determined by the Company.
          (b) Reimbursement of Expenses. The Company will reimburse Consultant from time to time for all reasonable and necessary out-of-pocket business expenses incurred in rendering services under and pursuant to this Agreement. Reimbursement will be consistent with the then existing policies and procedures of Company.

          (c) Support. During the Term, Consultant will be entitled to receive, at the Company’s expense, a computer, computer support, access to email and quotation systems, provision of office space and secretarial support reasonably satisfactory to Consultant and the Company and as may be required for performance of the terms of this Agreement. Company shall also provide to Consultant at Consultant’s expense the identical parking space provided for Daniel P. Son while he was employed with Company.
     4. Termination. Consultant, in its discretion, may terminate this Agreement by giving the Company written notice at least sixty (60) days in advance of such termination. The Company may terminate this Agreement by giving Consultant written notice at least sixty (60) days in advance of such termination in the event the Company is not reasonably satisfied with Consultant’s services. Notwithstanding the foregoing to the contrary, each party shall also give the other party written notice at least thirty (30) days in advance if termination occurs as a result of a breach of the letter agreement dated the date hereof between the Company and Daniel P. Son (“Letter Agreement”) by the other party.
     5. Indemnification/Other. The Company shall indemnify Consultant to the same extent that Daniel P. Son is indemnified in his capacity as an officer and director under that certain Indemnification Agreement (herein so called) entered into as of August 1, 2005 between Company and Daniel P. Son, as Indemnitee subject to the conditions and limitations set forth therein. The parties acknowledge that the Indemnification Agreement remains in full force and effect, and is incorporated herein by this reference; each party also attorns to such agreement by executing this Agreement with references therein to Daniel P. Son being broadly construed as applicable to Consultant. Consultant agrees that Section 4(c) in the Letter Agreement applicable to Daniel P. Son shall be deemed to be binding on Consultant as though set forth herein.
     6. Confidentiality.
          (a) The parties acknowledge that, in order to permit the Consultant to successfully perform and/or continue to perform the services for which it was contracted by the Company, it is necessary for the Company to provide the Consultant with access to certain valuable proprietary information and knowledge of certain modes of business operation (“Confidential Information”) which are essential to the profitable operation of the Penson Group, and which give the Penson Group a competitive advantage over other firms pursuing related business activities. In the context of this Agreement, the term “Confidential Information” shall be deemed to include
               (i) the identity of the Penson Group’s clients, investors, joint venturers, or customers;
               (ii) computer software or data of any sort developed (in the case of software) or compiled (in the case of data) by the Penson Group;
               (iii) the fact that the Penson Group uses, has used, or has evaluated for potential use a particular computer program or system, or any particular database or source of data, supplied by a party other than the Penson Group;
               (iv) trading and order execution strategies developed, investigated, acquired, evaluated, modified, tested, or employed by the Penson Group, or any information related to, or that might reasonably be expected to lead to the development of such strategies, whether or not such information is embodied in a computer program;
               (v) any information that would typically be included in the Penson Group’s financial statements, including, but not limited to the amount of the Penson Group’s assets, liabilities, net worth, revenues, expenses, or net income;
               (vi) non-public information related to financial or other products developed, acquired, researched, or modified by the Penson Group; and
               (vii) any other information gained in the course of the Consultant’s relationship with the Company that could reasonably be expected to prove deleterious to the Penson Group if disclosed to third parties, including without limitation any information that could reasonably be expected to aid a competitor or potential competitor of the Penson Group (a “Competitor”) in making inferences regarding the nature of the Penson Group’s business activities, where such inferences could reasonably be expected to allow such a Competitor to compete more effectively with the Penson Group.
          (b) (i) The Consultant acknowledges that it has acquired and/or will acquire Confidential Information in the course of or incident to its relationship with the Company, and that the ability of the Penson Group to continue in business could be seriously jeopardized if such Confidential Information were to be used by the Consultant or by other persons or firms to compete with the Penson Group. Accordingly, the Consultant agrees that it shall not, directly or indirectly, at any time, during the term of this Agreement or at any time thereafter, and without regard to when or for what reason, if any, such relationship shall terminate, use or cause to be used any such Confidential Information, whether acquired prior to or subsequent to the execution of this Agreement, in connection with any activity or business except the business of the Penson Group, and shall not disclose such Confidential Information to any individual, corporation, or other entity unless such disclosure has been specifically authorized in writing by the Chief Executive Officer of the Company or except as may be required by any applicable law or by order of a court of competent jurisdiction, a regulatory or self-regulatory body, or a governmental body.
               (ii) The provisions of Section 6(b)(i) notwithstanding, the Consultant shall be free to disclose or use any information which (A) is in or which enters the public domain prior to the time of such disclosure or use except where such information enters the public domain as a result of unauthorized actions of the Consultant, (B) was or becomes available to Consultant on a non-confidential basis from a person not otherwise bound by an obligation of confidentiality to the Company or its affiliates so long as there is no other prohibition on such person’s transmission of information to Consultant, (C) is or was developed by Consultant without use of Confidential Information, or (D) was known by Consultant without restrictions prior to disclosure to Consultant by the Company or its affiliates.
               (iii) In the event that the Consultant is required to disclose Confidential Information pursuant to judicial or administrative process or other requirements of law, the Consultant will (A) notify the Company of its receipt of such process within 24 hours of such receipt, and prior to any disclosure being made, (B) to the extent reasonably practicable, consult with the Company on the advisability of taking steps to resist or narrow such request provided that the ultimate decision shall be that of the Consultant, and (C) if disclosure is required or deemed advisable, cooperate with the Company in any attempt that it may make in order to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such information. If no such order is obtained by the Company, disclosure of such information by the Consultant shall not be deemed a violation of this Agreement. The Consultant shall be entitled to reimbursement for its reasonable expenses, including the fees and expenses of its counsel, in connection with action taken pursuant to this paragraph.
               (iv) The provisions of Section 6(b)(ii) notwithstanding, the Consultant shall be able to use and disclose Confidential Information as required for the performance of its assignments in connection with this Agreement.
          (c) Upon the termination of the Consultant’s retention by the Company for any reason, the Consultant promises and agrees to return immediately to the Company any and all Confidential Information and all other materials or documents, including without limitation mailing lists, rolodexes, computer print-outs, and computer disks and tapes, belonging to the Company which contain information pertaining to the Penson Group’s business, methods, clients, potential clients, or employees, unless the Company consents in writing to the Consultant’s retention thereof.
          (d) All right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intellectual property (“Intellectual Property”), including any inventions, trade secrets, patents, trade-marks, service marks, trade dress, trade names, copyrights, films, video media, scripts, tests, software, applications, creations and properties invested, created, written, developed, taped, filmed, furnished, produced or disclosed by or to the Consultant in the course of rendering services to the Company under this Agreement shall, as between the parties hereto, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and the Consultant and the Consultant’s successors and assigns shall have no right, title, or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. Any works of authorship shall be “works made for hire” to the maximum extent permitted by law.
          (e) Nothing contained in this Agreement shall be deemed to weaken or waive any rights related to the protection of trade secrets that the Company may have under common law or any applicable statutes. The provisions of this Section 6 shall survive termination of this Agreement.
     7. Entirety of Agreement. This Agreement supersedes all other agreements, either oral or in writing, between the parties relating to the engagement of the Consultant by the Company. It contains all of the covenants and agreements between the parties with respect to that engagement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no other agreement, statement, or promise will be valid or binding.
     8. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by expedited courier, next day delivery, and addressed to the intended recipient as set forth below:
If to Company:
Penson Worldwide, Inc.
David Johnson, Chairman, Board of
Directors Compensation Committee and
Andrew Koslow, General Counsel
1700 Pacific Avenue
Suite 1400
Dallas, Texas 75201
If to Consultant:
Holland Consulting, LLC
c/o Daniel P. Son
9507 Meadowbrook Drive
Dallas, Texas 75220
Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     9. General.
          (a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of laws principles thereof.
          (b) Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
          (c) No Conflict with Other Agreements/Independent Contractor. Each party represents and warrants to the other that neither its execution of this Agreement nor the full and complete performance of its obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person. The relationship between the Company and the Consultant hereunder is agreed to be solely that of independent contractors. Nothing contained herein and no modification of responsibility or compensation made hereafter shall be construed so as to constitute the parties as partners or joint venturers.
          (d) Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon Company (and its respective successors and assigns) and Consultant (and its respective heirs and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by the Consultant, its beneficiaries, or legal representatives without the Company’s prior written consent.
          (e) Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          (f) Severability. The holding of any provision of the Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement which shall remain in full force and effect.
          (g) Attorneys’ Fees/Equitable Relief. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement or any other agreement or instrument provided for herein, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees. Each party acknowledges that any breach of this Agreement may cause the other party irreparable harm for which there is no adequate remedy at law, and as a result of this, the non-breaching party shall be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order, or other equitable relief in favor of itself, without the necessity of posting a bond, restraining the breaching party from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order, or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy a party may have at law or in equity.
          (h) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.
[EXECUTION ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PENSON WORLDWIDE, INC.
By:	/s/ David Johnson
David Johnson,
Chair, Board of Directors Compensation Committee

HOLLAND CONSULTING, LLC:
By:	/s/ Daniel P. Son
Daniel P. Son,
Managing Member